EXHIBIT 4.5

SUBSERVICING AGREEMENT

Subservicing Agreement (the “Agreement”), dated as of September 13, 2006, between JPMorgan Chase Bank, National Association, a national banking association (“JPMorgan Chase”), and Chase Auto Finance Corp., a Delaware corporation and wholly-owned subsidiary of JPMorgan Chase (the “Subservicer”).

WHEREAS, Chase Auto Owner Trust 2006-B, a Delaware statutory trust (the “Issuer”), is issuing the Class A-1 5.43% Asset Backed Notes (the “Class A-1 Notes”), the Class A-2 5.28% Asset Backed Notes (the “Class A-2 Notes”), the Class A-3 5.13% Asset Backed Notes (the “Class A-3 Notes”), the Class A-4 5.11% Asset Backed Notes (the “Class A-4 Notes”) and the Class B 5.24% Asset Backed Notes (the “Class B Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes, the “Notes”) pursuant to an Indenture, dated as of September 13, 2006 (as amended, modified or supplemented from time to time in accordance with the provisions thereof, the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”);

WHEREAS, in connection with the issuance of the Notes by the Issuer, JPMorgan Chase has entered into (i) a Sale and Servicing Agreement dated as of September 13, 2006 (as amended, modified or supplemented from time to time in accordance with the provisions thereof, the “Sale and Servicing Agreement”), between the Issuer and JPMorgan Chase, as depositor and servicer, and (ii) an Administration Agreement dated as of September 13, 2006 among the Issuer, JPMorgan Chase, as administrator, and the Indenture Trustee (the “Administration Agreement”);

WHEREAS, JPMorgan Chase desires to have the Subservicer perform certain of its duties as servicer under the Sale and Servicing Agreement, certain of its duties as depositor under the Sale and Servicing Agreement and certain of its duties as administrator under the Administration Agreement, and to provide certain additional services as JPMorgan Chase may from time to time request; and

WHEREAS, the Subservicer has the capacity to perform the services required hereby and is willing to perform such services for JPMorgan Chase on the terms set forth herein;

NOW, THEREFORE, the parties agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Sale and Servicing Agreement.

SECTION 2. Duties of Subservicer With Respect to the Sale and Servicing Agreement. (a) The Subservicer agrees to perform all of the duties and obligations of the Servicer under the Sale and Servicing Agreement, except for the following:

(i) the indemnification obligations set forth in Section 3.6 thereof (Custodian’s Indemnification);

(ii) the purchase obligations set forth in Section 4.6 thereof (Purchase of Receivables Upon Breach);

(iii) the payment obligations set forth in Section 4.7 thereof (Servicing Fee);

(iv) the obligations set forth in Section 4.9(a) thereof (Annual Statement as to Compliance);

(v) the obligations set forth in Section 4.10 thereof (Reports on Assessment of Compliance with Servicing Criteria);

(vi) the payment obligation set forth in Section 5.3 thereof (Additional Deposits);

(vii) the indemnification obligations set forth in Section 7.2 thereof (Liability of Servicer; Indemnities);

(viii) the expense reimbursement obligations set forth in Section 8.1 thereof (Events of Servicing Termination); and

(ix) any other duties or obligations of the Servicer under the Sale and Servicing Agreement that JPMorgan Chase and the Subservicer shall from time to time agree shall not be performed by the Subservicer hereunder.

(b) The Subservicer agrees to deliver (i) the statement of compliance described in Item 1123 of Regulation AB in accordance with Section 4.9(a) of the Sale and Servicing Agreement, (ii) the report on compliance with the servicing criteria described in Item 1122 of Regulation AB in accordance with Section 4.10(a) of the Sale and Servicing Agreement and (iii) the attestation report of a public accounting firm on the assessment of compliance with such servicing criteria in accordance with Section 4.10(b) of the Sale and Servicing Agreement.

(c) The Subservicer agrees to perform the following duties of the Depositor under the Sale and Servicing Agreement:

(i) the obligations set forth in Section 4.9(b) thereof (Annual Statement of Compliance);

(ii) the obligations set forth in Section 10.2 thereof (Protection of Title to Owner Trust Estate); and

(iii) any other duties of the Depositor under the Sale and Servicing Agreement that JPMorgan Chase and the Subservicer shall from time to time agree shall be performed by the Subservicer hereunder.

SECTION 3. Duties of Subservicer With Respect to Administration Agreement. The Subservicer agrees to perform all of the duties and obligations of the Administrator under the Administration Agreement.

SECTION 4. Additional Duties of Subservicer With Respect to Regulation AB Compliance. In order to facilitate compliance by the Depositor, the Servicer and the Issuer with

Regulation AB, upon the request of the Servicer or the Depositor, in addition to the statements and reports to be delivered pursuant to Section 2(b) hereof, the Subservicer shall provide to the Depositor or the Servicer, as the case may be, any and all other statements, reports, certifications and other information necessary to permit the Servicer, the Depositor and the Issuer to comply with the provisions of Regulation AB.

SECTION 5. Amendments to the Sale and Servicing Agreement and Administration Agreement. JPMorgan Chase shall not amend, or consent to any amendment of, the Sale and Servicing Agreement or the Administration Agreement without the prior written consent of the Subservicer.

SECTION 6. Compensation. As compensation for the performance of the Subservicer’s obligations under this Agreement, the Subservicer shall receive from JPMorgan Chase as compensation for its services hereunder such fees as shall be separately agreed upon from time to time between JPMorgan Chase and the Subservicer.

SECTION 7. Records. The Subservicer shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by JPMorgan Chase at any time during normal business hours.

SECTION 8. No Authority. Unless expressly authorized by JPMorgan Chase, the Subservicer shall have no authority to act for or represent JPMorgan Chase in any way and shall not otherwise be deemed an agent of JPMorgan Chase.

SECTION 9. No Joint Venture. Nothing contained in this Agreement shall (i) constitute the Subservicer and JPMorgan Chase as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) be construed to impose any liability as such on either of them or (iii) be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

SECTION 10. Term of Agreement. Either party hereto may terminate this Agreement by providing the other party hereto with at least ninety (90) days’ prior written notice. Promptly upon the effective date of termination of this Agreement, the Subservicer shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination. The Subservicer shall forthwith upon termination deliver to JPMorgan Chase all property and documents relating to this Agreement then in the custody of the Subservicer.

SECTION 11. Expenses and Indemnification. (a) JPMorgan Chase shall directly pay, or reimburse the Subservicer for, the payment of, all expenses incurred by the Subservicer in connection with the performance of its duties and obligations under this Agreement, including but not limited to the reasonable fees and expenses of its legal counsel and accountants.

(b) In addition to the foregoing, JPMorgan Chase shall indemnify the Subservicer and its successors, assigns, agents and servants (the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, taxes, claims, actions and suits, and any and all reasonable costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (the “Expenses”) which may at any time be imposed on, incurred by, or asserted against any Indemnified Party in any way relating to or arising out of this Agreement; provided, that JPMorgan Chase shall not be liable for or required to indemnify any Indemnified Party from and against Expenses arising or resulting from the Indemnified Party’s willful misconduct, bad faith or gross negligence.

(c) Notwithstanding anything contained herein to the contrary, JPMorgan Chase or any of its Affiliates, shall be entitled to engage in any other kind of business, agency or trust relationship with the Subservicer, and to perform all services in connection therewith, as if the Subservicer were not acting on behalf of JPMorgan Chase hereunder. JPMorgan Chase shall not, by virtue of its or any of its Affiliates acting in any other capacity under any other agreement or arrangement with the Subservicer or in connection with its other relationships with the Subservicer be deemed to have duties or responsibilities hereunder or be deemed to be held to a standard of care in connection with the performance of its duties on behalf of JPMorgan Chase hereunder, other than as expressly provided in this Agreement. The Subservicer may act on behalf of JPMorgan Chase hereunder without regard to and without additional duties or obligations arising from its or any of its Affiliates acting in any other capacity under any other agreement or arrangement with JPMorgan Chase or in connection with its other relationships with JPMorgan Chase.

SECTION 12. Amendments. This Agreement may be amended from time to time by a written amendment duly executed and delivered by JPMorgan Chase and the Subservicer.

SECTION 13. Successors and Assigns. This Agreement may not be assigned by either party hereto unless such assignment is previously consented to in writing by the other party hereto.

SECTION 14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 15. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

SECTION 16. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement.

SECTION 17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Servicer, Depositor and Administrator

By:	/s/ Stephen R. Etherington
Name:	Stephen R. Etherington
Title:	Vice President

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CHASE AUTO FINANCE CORP., as Subservicer

By:	/s/ William J. Schiralli
Name:	William J. Schiralli
Title:	Vice President

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